UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 20, 2007

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 989-5800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers.

On September 20, 2007, the Board of Directors of Nabi Biopharmaceuticals (the “Company”) approved certain compensation-related actions in connection with the pending sale of the assets of the Company’s Biologics strategic business unit (“Biologics SBU”) and certain Corporate Shared Services group assets to Biotest Pharmaceuticals Corporation (“Biotest”), a subsidiary of Biotest AG (the “Transaction”). The compensation-related actions apply to all employees of the Biologics SBU and the Boca Raton-based Corporate Shared Services group employees who remain employees of the Company through the closing of the Transaction and (i) who are offered employment with Biotest, accept the employment offer and resign as an employee of the Company, or (ii) who do not become employed by Biotest and are terminated by the Company without cause in connection with the Transaction (the “Affected Employees”). For all Affected Employees the Board approved:

•

The acceleration of vesting of all unvested stock options held by Affected Employees on the closing of the Transaction and the amendment to all outstanding options held by Affected Employees to extend on the closing of the Transaction the post-termination of employment exercise period from 90 days to six months;

•	The acceleration of vesting on the closing of the Transaction of all unvested restricted stock held by Affected Employees that would have vested in 2008 or 2009;

•

The payment of a portion of the 2007 VIP Incentive Bonus Plan bonus that is otherwise determined to be due under the terms of the plan pro rated based on the portion of 2007 that each Affected Employee who participates in the plan was employed by the Company;

•

The continued participation by those Affected Employees who participate in the Employee Stock Purchase Plan (“ESPP”) through the current period ending November 30, 2007, notwithstanding the fact that their employment by the Company may terminate before such date and an amendment to the ESPP to permit such continued participation;

•

The payment to Affected Employees that were awarded incentive bonuses that would otherwise be payable to them on January 2, 2008 had such Affected Employees continued to be employed by the Company through such date.

The Affected Employees include executive officers Raafat E.F. Fahim, Ph.D., Chief Operating Officer and General Manager of the Biologics SBU, and Senior Vice President, Research, Technical and Production Operations, and Jordan I. Siegel, Senior Vice

President, Finance and Administration, Chief Financial Officer and Treasurer, but not Leslie Hudson, Ph.D., Interim President and Chief Executive Officer. Notwithstanding the foregoing, to the extent that the Employment Agreements of Dr. Fahim and Mr. Siegel would provide for additional benefits in the event of termination of their employment by the Company, they will receive the additional benefits prescribed by their Employment Agreements.

In addition, the Board determined that for purposes of all outstanding options held by directors under the Company’s 2007 Omnibus Equity and Incentive Plan, 2004 Stock Plan for Non-Employee Directors and Stock Plan for Non-Employee Directors, the Transaction will not constitute a sale of all or substantially all of the Company’s assets. Therefore, the vesting of options held by directors will not accelerate as a result of the Transaction, and the options held by directors will not terminate as a result of the Transaction but rather will continue to be exercisable in accordance with their terms.

Item 8.01. Other Events.

The Company intends to communicate the information contained in Item 5.02 to the Company’s employees generally.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: September 26, 2007	By:	/s/ Jordan I. Siegel
	Name:	Jordan I. Siegel
	Title:	Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer